                                                             OMB APPROVAL
                                                             ------------
                                                    OMB Number:   3235-0104
                                                    Expires:  December 31, 2001
                                                    Estimated average burden
                                                    Hours per response    0.5




                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligation may continue. See Instruction 1(b)
(Print or Type Response)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Klem                            Robert                      E.
________________________________________________________________________________
   (Last)                           (First)             (Middle)

 c/o Genta Incorporated
 Two Connell Drive
________________________________________________________________________________
                                    (Street)

Berkeley Heights                       NJ                 07922
________________________________________________________________________________
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol
Genta Incorporated (Nasdaq: GNTA)


________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

March 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

VP & Chief Technical Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


________________________________________________________________________________

           TABLE I -- NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
________________________________________________________________________________

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                      2.            3.           Disposed of (D)                 Securities     From:     7.
                                      Transaction   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Date          Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    (Month/       (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                      Day/         ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                             Year)        Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
___________________________________________________________________________________________________________________________________

Common Stock, par value $.001         3/01/02          X             6,000      A    $0.94375
___________________________________________________________________________________________________________________________________
Common Stock, par value $.001         3/01/02          S             6,000      D    $12.7450
___________________________________________________________________________________________________________________________________
Common Stock, par value $.001         3/15/02          X             6,000      A    $0.94375
___________________________________________________________________________________________________________________________________
Common Stock, par value $.001         3/15/02          S             6,000      D    $15.6492     -0- (1)
___________________________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________________________

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting  person, see  Instruction
     5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not Required to respond unless the form displays a currently valid OMB control number.
                                 SEC 1474(3-99)

TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS,
                   WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                     10.
                                                                                                                     Owner-
                                                                                                                     ship
                                                                                                           9.        Form
                 2.                                                                                        Number    of
                 Conver-                    5.                              7.                             of        Deriv-  11.
                 sion                       Number of                       Title and Amount               Deriv-    ative   Nature
                 or                         Derivative    6.                of Underlying       8.         ative     Secur-  of
                 Exer-             4.       Securities    Date              Securities          Price      Bene-     ity:    In-
                 cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)    of         ficially  Direct  direct
                 Price    Trans-   action   or Disposed   Expiration Date   ----------------    Deriv-     Owned     (D) or  Bene-
1.               of       action   Code     of(D)         (Month/Day/Year)            Amount    ative      at End    In-     ficial
Title of         Deriv-   Date     (Instr.  (Instr. 3,    ----------------            of        Secur-     of        direct  Owner-
Derivative       ative    (Month/  8)       4 and 5)      Date     Expira-            Number    ity        Month     (I)     ship
Security         Secur-   Day/     ------   ------------  Exer-    tion               of        (Instr.    (Instr.   (Instr. (Instr.
(Instr. 3)       ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares    5)         4)        4)      4)
----------------------------------------------------------------------------------------------------------------------------------

Options to       $0.94375  3/01/02  X              6,000  3/31/99    5/28/08  Common  6,000     $5,662.50
acquire Common                                                                Stock,
Stock (2)                                                                     par
                                                                              value
                                                                              $.001
----------------------------------------------------------------------------------------------------------------------------------
Options to       $0.94375  3/15/02  X              6,000  3/31/99    5/28/08   Common   6,000  $5,662.50   613,353   D
acquire Common                                                                 Stock,
Stock (2)                                                                      par
                                                                               value
                                                                               $.001
----------------------------------------------------------------------------------------------------------------------------------

==================================================================================================================================

Explanation of Responses
     (1) Does not include 12,000 shares held by the Reporting Person's children's individual retirement accounts.
     (2) Issued under the Company's 1998 Employee Stock Incentive Plan.


/s/ Robert E. Klem                                            April 9, 2002
---------------------------------------------            -----------------------
**Signature of Reporting Person                                   Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.